UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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SCHEDULE 14A INFORMATION

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ARGO GROUP INTERNATIONAL HOLDINGS, LTD.
(Name of Registrant as Specified In Its Charter)

CAPITAL RETURNS MASTER, LTD. CAPITAL RETURNS MANAGEMENT, LLC THE CAPITAL RETURNS 2016 FAMILY TRUST RONALD D. BOBMAN DAVID W. MICHELSON
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Capital Returns Master, Ltd., a Cayman Islands exempted company, together with the other participants named herein (collectively, “Capital Returns”), has filed a definitive proxy statement and accompanying WHITE universal proxy card with the Securities and Exchange Commission in connection with the 2022 annual general meeting of shareholders (the “Annual General Meeting”) of Argo Group International Holdings, Ltd., a Bermuda exempted company limited by shares (the “Company”), to be used to solicit votes for the election of Capital Returns’ slate of highly qualified nominees at the Annual General Meeting.

On November 15, 2022, Capital Returns issued the following press release:

Capital Returns Releases Investor Presentation Describing the Compelling Case for Board Change at Argo Group

Urges Shareholders to Elect Capital Returns’ Candidates Bobman and Michelson

NEW YORK, November 15, 2022 /PRNewswire/ -- Capital Returns Management, LLC (together with its affiliates, "Capital Returns," “we” or “us”), one of the largest shareholders among actively managed funds of Argo Group International Holdings, Ltd. (“Argo” or the “Company”) (NYSE: ARGO), today released a presentation highlighting the compelling reasons that shareholders should vote to change the composition of Argo’s Board of Directors. The presentation highlights Argo’s significant underperformance and the Board’s repeated errors in judgment, in addition to describing the relevant backgrounds of Ron Bobman and Dave Michelson, the two candidates nominated by Capital Returns.

The presentation can be viewed at: https://tinyurl.com/237mrzfz.

As described in the presentation, Capital Returns believes that:

•	Shareholders have suffered because the Argo Board of Directors has made significant errors in judgment. Argo has underperformed its peers on a total returns basis over relevant measurement periods and during the tenure of every incumbent director. The Board’s errors in judgment include persistence with a suboptimal business configuration, inadequate succession planning and poor hiring decisions, a lack of expense discipline and untimely and inaccurate financial reporting. Over a year ago, we approached the Board offering our help and advocating for a full strategic review. The Board initially rejected our advice.

•	The Company’s belated strategic review process and purported “transformation” have failed to drive value. Seven months after our call for a strategic review, the Board finally embarked on one, but did so sub-optimally – looking to sell assets piecemeal in an increasingly difficult market environment and hiring a leader for the remaining business who has an unbroken record of generating losses. Effectively admitting that it did not have shareholder support when faced with our Board nominations in February, the Board brazenly delayed the date of the annual meeting nearly as far as Bermuda law would allow. And although the Board bought itself some time in an apparent effort to avoid accountability, the Board did not use this time wisely and the stock is significantly lower today, with shareholders suffering mightily from this Board’s dilatory approach to governance and oversight. The Board had an extended opportunity to reposition Argo with a new strategy and new leadership or a meaningful transaction. It has failed to do either and shareholders have suffered further losses in the meantime.

•	We believe the Board would benefit from the expertise and fresh perspectives of our highly qualified candidates, Ron Bobman and Dave Michelson, both insurance industry experts. Messrs. Bobman and Michelson have decades of experience successfully analyzing, investing in and operating insurance companies. Argo directors Bernard Bailey and Al-Noor Ramji, by contrast, are primarily technologists. And although the Company’s proxy statement claims Mr. Ramji has no other board positions, in fact he currently serves on the boards of five companies on four continents. In our view, he and Mr. Bailey have neither the time nor expertise to oversee a complex business transformation or a sale process. Our director candidates, if elected, will work constructively and collaboratively with the incumbent directors and management team on behalf of all shareholders.

Capital Returns encourages shareholders to review the presentation, its proxy materials and its shareholder letters, all of which are available at: https://tinyurl.com/2zadtskz. Shareholders can support the call for change at Argo by voting to elect its two highly qualified candidates, Messrs. Bobman and Michelson, and not voting for Dr. Bailey and Mr. Ramji.

Shareholders with any questions about how to vote should contact Capital Returns’ proxy solicitor, Saratoga Proxy Consulting, LLC, at info@saratogaproxy.com or (212) 257-1311.

Disclaimer

This press release does not constitute an offer to sell or a solicitation of an offer to buy any of the securities described herein in any state to any person. In addition, the discussions and opinions in this press release and the material contained herein are for general information only and are not intended to provide investment advice. All statements contained in this press release that are not clearly historical in nature or that necessarily depend on future events are "forward-looking statements," which are not guarantees of future performance or results, and the words "anticipate," "believe," "expect," "potential," "could," "opportunity," "estimate," and similar expressions are generally intended to identify forward-looking statements. The projected results and statements contained in this press release and the material contained herein that are not historical facts are based on current expectations, speak only as of the date of this press release and involve risks that may cause the actual results to be materially different. Capital Returns Management, LLC disclaims any obligation to update the information herein and reserves the right to change any of its opinions expressed herein at any time as it deems appropriate.

About Capital Returns

Capital Returns was founded in 2003 and since its inception has been a sector focused fund that invests exclusively in the insurance industry.

Investor and Media Contacts:

Ronald Bobman

Capital Returns Management, LLC

(212) 813-0860

Ron@CapReturns.com

John Ferguson / Joe Mills

Saratoga Proxy Consulting

(212) 257-1311

info@saratogaproxy.com